News
Release

Capstone Companies, Inc. 350 Jim Moran Blvd, Suite 120 Deerfield Beach, FL 33442

FOR IMMEDIATE RELEASE

Capstone Companies, Inc. Reports Sales Growth of 20%
in 2012 Fourth Quarter

·	Fourth quarter revenue increased 20% to $2.5 million, a reflection of the benefits of the domestic distribution program & increased promotional activity

·	Company launches rebranding program to drive recognition and sales

DEERFIELD BEACH, FL, March 27, 2013 – Capstone Companies, Inc. (OTCQB: CAPC) (“Capstone” or the “Company”), a leader in the design and manufacture of specialty power failure lighting solutions and innovator of consumer safety and security products for the Hospitality, Retail and Institutional channels, reported fourth quarter and full year unaudited 2012 financial results.

Stewart Wallach, Capstone’s CEO, commented, “Earlier in 2012, we made the strategic decision to change how we did business.  We initiated a domestic distribution model in addition to our direct import programming, increased our investment in advertising and promotional activities, rebranded our products and increased our product development efforts.  Our fourth quarter performance demonstrates the beginning success of these initiatives as we have been able to capture additional national retailers and create opportunities for our products to be merchandised with smaller inventory commitments being required.”

Revenue was $2.512 million in the fourth quarter of 2012, an increase of 19.6% from $2.100 million in the prior-year period, reflecting improved sales from the domestic distribution model and the commencement of shipments for promotional programs.

Gross profit for the fourth quarter decreased $62,600 to $462,000, or 18.4% of revenue, from $524,600, or 25.0% of revenue, the prior-year period.  The gross margin contraction was the result of higher allowances to retailers in support of increased promotional activity.

Total operating expenses increased to $606,100 in the fourth quarter of 2012, from $443,900 in the 2011 fourth quarter, an increase of $162,200, a reflection of the Company’s investments in growth initiatives.

During the fourth quarter 2012, interest expense increased $38,100 to $91,700, due to additional financing required to fund expanded inventories to support the fourth quarter holiday season.  Net loss for the fourth quarter of 2012 was $235,700 compared with net income of $27,100 in the fourth quarter 2011.

Full Year Review

Total revenue for the year ended December 31, 2012 was $8.363 million, a decrease of 18.4%, or $1.886 million, from $10.249 million for 2011.  The decline is mainly due to several retailers shifting from the Direct Import program to the domestic distribution program where orders are now placed closer to the retail sales cycle.  Also contributing to the decline was the delay in some of the store merchandising programs in 2012.  The Company expects any delayed sales will be recovered in 2013 and sales order pattern is expected to become more normalized going forward.

Gross profit for 2012 was $1.788 million, or 21.4% of revenue, compared with $2.478 million, or 24.2% of revenue, in 2011 and reflects additional allowances provided to retailers to promote product awareness and product sell through.

Operating Expenses were approximately $2.121 million in 2012 compared with $1.606 million in 2011, a net increase of $514,600, or 32.0%.  We continued to incur expenses for future revenue growth, specifically in Sales and Marketing, which increased by $217,900, or 149%, up from $146,400 in 2011 to $364,300, as the Company participated in the International Hotel, Motel and Restaurant Show and initiated rebranding activities to include all aspects of the product, such as logo and package design, advertising and merchandising.

Professional Fees for 2012 were $269,300 compared with $96,200 for 2011, an increase of $173,100, or 180%, as we incurred expenses in staffing the new entity CIHK with a Director and Manager, investor relations activities and package design and rebranding of our new product line.  The Company realized a net loss of $607,200 compared with net income of $575,600 in the same period of the prior year.

Inventory increased to $584,400 at the end of 2012 from $58,700 at the end of 2011, necessitated by the Company’s domestic distribution program.

Investing for future growth

The Company is continuing to invest in the capabilities and technologies required to execute on its strategy to increase sales and production volume in all markets served.  The rate of spending on these activities, however, will continue to be determined and driven by market opportunities.

Mr. Wallach noted, “As a result of our new strategic direction, we have achieved more success in securing larger accounts and have improved our new product launch outcomes in 2012.  We anticipate that, through our association with AC Kinetics, we will create greater product value as we further improve the performance of our product lines.  We will continue to focus on new product development and, together with our improved merchandizing approach, expect our new launches to be even stronger than prior efforts.  We are already realizing improved product visibility in stores as a result of our revitalization of our brand in early 2013.”

Webcast and Teleconference to Review Results and Outlook

The Company will host a live webcast and conference call on Thursday, March 28, 2013 at 11:30 a.m. ET.  During the call, management will review the financial and operating results and discuss the Company’s corporate strategy and outlook, followed by a question-and-answer session.  The conference call can be accessed by dialling (201) 689-8562.  The listen-only audio webcast can be monitored at www.capstonecompaniesinc.com.

A telephonic replay will be available from 2:30 p.m. ET the day of the teleconference until Thursday, April 4, 2013.  To listen to the replay of the call, dial (858) 384-5517 and enter replay pin number 410608.  Alternatively, the archive of the webcast will be available on the Company’s website at www.capstonecompaniesinc.com.  A transcript will also be posted to the website, once available.

About Capstone Companies, Inc.

Capstone Companies, Inc. is a public holding company that engages, through its wholly-owned subsidiaries, Capstone Industries, Inc. and Capstone International HK, Ltd., in the development, manufacturing, logistics, and distribution of consumer and institutional products to accounts throughout North America and in international markets.  See www.capstonecompaniesinc.com for more information about the Company and www.capstoneindustries.com for information on our current product offerings.

FORWARD-LOOKING STATEMENTS:

This news release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended.  Such statements consist of words like “anticipate,” “expect,” “project,” “continue” and similar words.  These statements are based on the Company’s and its subsidiaries’ current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include consumer acceptance of the Company’s products, its ability to deliver new products, the success of its strategy to broaden market channels and the relationships it has with retailers and distributors.  Prior success in operations does not necessarily mean success in future operations.  The ability of the Company to adequately and affordably fund operations and any growth will be critical to achieving and sustaining any expansion of markets and revenue.  The introduction of new products or the expanded availability of products does not mean that the Company will enjoy better financial or business performance. The risks associated with any investment in Capstone Companies, Inc., which is a small business concern and a "penny-stock Company” and, as such, a highly risky investment suitable for only those who can afford to lose such investment, should be evaluated together with the risks and uncertainties more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Capstone Companies, Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  Contents of referenced URL’s are not incorporated into this press release.

FINANCIAL TABLES FOLLOW.  THE FOLLOWING SUMMARY FINANCIAL STATEMENT SHOULD BE READ ALONG WITH THE FORM 10-K FINANCIAL STATEMENT FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information contact

Company:
Aimee Lev-Har
Corporate Secretary
Phone: (954) 252-3440, ext 313

Investor Relations:
Deborah K. Pawlowski
Kei Advisors LLC
Phone:  (716) 843-3908
Email: dpawlowski@keiadvisors.com

CAPSTONE COMPANIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenue	$2,512,045	$2,099,669	$8,362,964	$10,248,840
Cost of Sales	(2,050,019)	(1,575,089)	(6,574,912)	(7,770,823)
Gross Profit	462,026	524,580	1,788,052	2,478,017
Gross Margin	18.4%	25.0%	21.4%	24.2%
Operating Expenses:
Sales and marketing	147,220	29,296	364,263	146,355
Compensation	229,491	211,478	900,628	798,125
Professional fees	94,487	29,895	269,335	96,163
Product Development	35,033	56,818	227,087	197,290
Other general and administrative	99,851	116,413	359,795	368,534
Total Operating Expenses	606,082	443,900	2,121,108	1,606,467

Net Operating (Loss) Income	(144,056)	80,680	(333,056)	871,550
Operating Margin	(17.6%)	3.8%	(4.0%)	8.5%
Other Income (Expense):
Interest expense	(91,677)	(53,602)	(274,127)	(295,946)
Total Other Income (Expense)	(91,677)	(53,602)	(274,127)	(295,946)

Net (Loss) Income	$(235,733)	$27,078	$(607,183)	$575,604

Income (Loss) per Common Share
Basic	$-	$-	$-	$-
Diluted	$-	$-	$-	$-

Weighted Average Shares Outstanding
Basic	650,724,926	649,510,532	650,724,926	649,510,532
Diluted	810,671,493	804,957,109	810,671,493	804,957,109

CAPSTONE COMPANIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
	December 31,	December 31,
	2012	2011
Assets:
Current Assets:
Cash	411,259	$164,610
Accounts receivable - net	2,673,555	1,477,279
Inventory	584,370	58,717
Prepaid expense	351,003	417,743
Total Current Assets	4,020,187	2,118,349

Fixed Assets:
Computer equipment & software	66,448	64,047
Machinery and equipment	654,401	546,919
Furniture and fixtures	5,665	5,665
Less: Accumulated depreciation	(597,042)	(546,193)
Total Fixed Assets	129,472	70,438

Other Non-current Assets:
Product development costs - net	27,280	13,624
Goodwill	1,936,020	1,936,020
Total Other Non-current Assets	1,963,300	1,949,644
Total Assets	$6,112,959	$4,138,431

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable and accrued expenses	$1,114,166	$526,936
Note payable - Sterling Factors	1,245,159	441,607
Notes and loans payable to related parties - current maturities	602,148	-
Total Current Liabilities	2,961,473	968,543

Long Term Liabilities
Notes and loans payable to related parties - Long Term	2,023,283	1,531,215
Total Liabilities	4,984,756	2,499,758

Stockholders' Equity:
Preferred Stock, Series A, par value $.001 per share, authorized 100,000,000 shares, issued -0- shares	-	-
Preferred Stock, Series B-1, par value $.0001 per share, authorized 50,000,000 shares, issued -0- shares	-	-
Preferred Stock, Series C, par value $1.00 per share, authorized 1,000 shares, issued 1,000 shares	1,000	1,000
Common Stock, par value $.0001 per share, authorized 850,000,000 shares, 655,885,532 & 649,510,532 shares issued at December 31, 2012 December 31, 2011	65,589	64,951
Related party receivable	-	-
Additional paid-in capital	7,137,933	7,041,858
Accumulated deficit	(6,076,319)	(5,469,136)
Total Stockholders' Equity	1,128,203	1,638,673
Total Liabilities and Stockholders’ Equity	$6,112,959	$4,138,431

CAPSTONE COMPANIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	For the Twelve Months Ended
	December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Continuing operations:
Net Income (Loss)	$(607,183)	$575,604
Adjustments necessary to reconcile net loss to net cash used in operating activities:
Stock issued for expenses	59,963	-
Depreciation and amortization	71,153	81,245
Compensation expense from stock options	36,750	80,686
(Increase) decrease in accounts receivable	(1,196,276)	(220,366)
(Increase) decrease in inventory	(525,653)	329,273
(Increase) decrease in prepaid expenses	66,740	109,819
(Increase) decrease in deposits	-	-
(Increase) decrease in other assets	(33,960)	(16,755)
Increase (decrease) in accounts payable and accrued expenses	587,230	259,648
Increase (decrease) in accrued interest on notes payable	144,216	82,019
Net cash provided by (used in) operating activities	(1,397,020)	1,281,173

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(109,883)	(59,381)
Net cash provided by (used in) investing activities	(109,883)	(59,381)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	7,568,000	8,345,000
Repayments of notes payable	(6,764,448)	(8,793,100)
Proceeds from notes and loans payable to related parties	3,043,000	2,400,000
Repayments of notes and loans payable to related parties	(2,093,000)	(3,124,321)
Net cash provided by financing activities	1,753,552	(1,172,421)

Net (Decrease) Increase in Cash and Cash Equivalents	246,649	49,371
Cash and Cash Equivalents at Beginning of Period	164,610	115,239
Cash and Cash Equivalents at End of Period	$411,259	$164,610

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